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                                                                    Exhibit 99.6


                                    BUSINESS

BUSINESS OF SOUTHERN NATURAL GAS

  GENERAL

     We are a Delaware corporation incorporated in 1935. In October 1999, we became a wholly owned subsidiary of El Paso through the merger of Sonat Inc. with El Paso. Our primary business consists of the interstate transportation and storage of natural gas. We conduct our business activities through our natural gas pipeline system, a storage facility and a terminalling facility.

     The Southern Natural Gas System. The Southern Natural Gas system consists of approximately 8,200 miles of pipeline with a design capacity of approximately 2,829 MMcf/d. During 2001, 2000 and 1999, our average throughput was 1,877 BBtu/d, 2,132 BBtu/d and 2,077 BBtu/d. Our interstate pipeline system extends from gas fields in Texas, Louisiana, Mississippi, Alabama and the Gulf of Mexico to markets in Louisiana, Mississippi, Alabama, Florida, Georgia, South Carolina and Tennessee, including the metropolitan areas of Atlanta and Birmingham. We are the principal pipeline supplier to the growing southeastern markets of Alabama and Georgia. Along our system, we have approximately 60 Bcf of underground natural gas storage capacity.

     Under our tariff, which is governed by the FERC, shippers pay us on the basis of stated rates for Transportation Services. Approximately 92% of our revenue is attributable to a capacity reservation or a demand charge paid by firm customers. These firm shippers are obligated to pay a monthly demand charge, regardless of the amount of natural gas they transport or store, for the term of their contracts. The remaining 8% of our Transportation Services revenue is attributable to charges based on the volumes of gas actually transported or stored on the pipeline system.

     We have approximately 260 firm and interruptible customers, including distribution and industrial customers, electric generation companies, gas producers, other gas pipelines and gas marketing and trading companies. We provide transportation services in both our gas supply and market areas. We have approximately 170 firm transportation contracts with a weighted average remaining contract term of five years. Substantially all of our firm transportation capacity currently available in our two largest market areas is fully subscribed through mid-2005. Our pipeline system connects with multiple pipelines that provide our shippers with access to diverse sources of supply and various natural gas markets served by these pipelines.

     Three customers contract for a majority of our firm capacity as follows:

     - Atlanta Gas Light Company, with capacity of 939 MMcf under contracts that expire beginning in 2005 through 2007, with the majority expiring in 2005;

     - Alabama Gas Corporation, with capacity of 386 MMcf under contracts that expire in 2008; and

     - Scana Resources, with capacity of 238 MMcf under contracts that expire in 2010.

     All of our firm transportation contracts automatically extend the term for additional months or years unless notice of termination is given by one of the parties.


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     We have a number of transmission system expansion projects that have been approved by the FERC as follows:

                                                                                             ANTICIPATED
    PROJECT      CAPACITY                          DESCRIPTION(1)                          COMPLETION DATE
    -------      --------                          --------------                          ---------------
                 (MMCF/D)
South System I        336   Installation of compression and pipeline looping to increase    June 2002 and
                            firm transportation capacity along our south mainline in          June 2003
                            Alabama, Georgia and South Carolina.
North System II        33   Installation of compression and additional pipeline looping       June 2003
                            to increase capacity along our north mainline in Alabama.
South System II       330   Installation of compression and pipeline looping to increase     June 2003,
                            firm transportation capacity along our south mainline in        November 2003
                            Alabama, Georgia and South Carolina.                            and May 2004

(1) Pipeline looping is the installation of a pipeline, parallel to an existing pipeline, with tie-ins at several points along the existing pipeline. Looping increases the transmission system's capacity.

     Southern LNG Inc. Our wholly owned subsidiary, Southern LNG, owns a liquefied natural gas receiving terminal, located on Elba Island, near Savannah, Georgia, capable of achieving a peak sendout of 675 MMcf/d and a base load sendout of 446 MMcf/d. In September 2001, we announced plans to expand the peak sendout capacity of the Elba Island Facility by 540 MMcf/d and the base load sendout by 360 MMcf/d. The expansion will cost approximately $145 million and has a planned in-service date of late 2005.

     Bear Creek Storage. We also own a 50% interest in Bear Creek, which owns and operates an underground natural gas storage facility located in Louisiana. The facility has a capacity of 50 Bcf of base gas and 58 Bcf of working storage. Bear Creek's working storage capacity is committed equally to Tennessee Gas Pipeline, our affiliate, and our gas system under long-term contracts.

  MARKETS AND COMPETITION

     Competition among pipelines is strong in a number of our key markets. Customers purchase natural gas supply from producers and natural gas marketing companies in unregulated transactions and contract with us for transportation services to deliver this supply to their markets. In our markets, we compete with other interstate and intrastate pipeline companies, local distribution companies and storage companies in the transport and storage of natural gas.

     Our ability to extend existing contracts or re-market expiring capacity with our customers is based on a variety of factors, including competitive alternatives, the regulatory environment at the local, state and federal levels and market supply and demand factors at the relevant extension or expiration dates. While every attempt is made to re-negotiate contract terms at fully-subscribed quantities and at maximum rates allowed under our tariffs, we must, at times, discount our rates to remain competitive.

  REGULATORY ENVIRONMENT

     Our interstate natural gas transmission system, storage and terminalling operations are regulated by the FERC under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Southern Natural Gas, Bear Creek and Southern LNG operate under separate FERC tariffs that establish rates, terms and conditions for services to our customers. Generally, the FERC's authority extends to:

     - rates and charges for natural gas transportation, storage and terminalling;

     - certification and construction of new facilities;

     - extension or abandonment of services and facilities;

     - maintenance of accounts and records;

     - relationships between pipeline and marketing affiliates;

     - terms and conditions of services;


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     - depreciation and amortization policies;

     - acquisition and disposition of facilities; and

     - initiation and discontinuation of services.

     Our company has tariffs established through filings with the FERC that have a variety of terms and conditions, each of which affects our operations and our ability to recover fees for the services we provide. Generally, changes to these fees or terms of services are subject to approval by the FERC.

     Our interstate pipeline system is also subject to the Natural Gas Pipeline Safety Act of 1968, which establishes pipeline and LNG plant safety requirements, the National Environmental Policy Act and other environmental legislation. Each has a continuing program of inspection designed to keep all of our facilities in compliance with pollution control and pipeline safety requirements. We believe that our systems are in compliance with the applicable requirements.

     We are also subject to regulation over the safety requirements in the design, construction, operation and maintenance of our interstate natural gas transmission system and storage facilities by the U.S. Department of Transportation. Operations on U.S. government land are regulated by the U.S. Department of the Interior.

BUSINESS OF CITRUS

  CITRUS

     Citrus is the holding company for FGT, Citrus Trading and CESI. All important decisions affecting Citrus and its subsidiaries require the approval of the members of the board of directors of each of Citrus' stockholders.

  FGT

     FGT owns and operates an approximately 4,800-mile, FERC-regulated interstate natural gas pipeline system that extends from south Texas to south Florida. The FGT system has strategic interconnections with major interstate and intrastate natural gas pipelines and multiple electric utilities, independent power producers, cogeneration facilities, municipal generators, local distribution companies and industrial customers. FGT's summer capacity is fully subscribed under long-term firm transportation agreements. Approximately 94% of FGT's revenues are derived from the "reservation" charges that the customer must pay regardless of volumes shipped. The reservation charges are based on contracted transport volumes priced at the reservation tariff rate, subject to certain rate caps. FGT will have a summertime peak load capacity of 2.1 Bcf/d after completion of its current expansion phase and during 2001 had an annual historical throughput load factor of over 85%. During 2002 and 2001, average throughput on the FGT pipeline system was approximately 2,004 BBtu/d and 1,616 BBtu/d, respectively.

     With assets totaling over $2.6 billion, FGT has traditionally generated stable cash flows (with cash flows from operating activities of approximately $172 million as of September 30, 2002 and $148 million as of December 31, 2001). FGT's transportation revenues were approximately $315 million and $351 million as of September 30, 2002 and as of December 31, 2001.


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  CITRUS TRADING

     Citrus Trading was formed in 1986 and is engaged in deregulated natural gas activities on the FGT system. Citrus Trading maintains a portfolio of natural gas sales and purchase contracts with customers such as Peoples Gas, Auburndale Partners, Florida Power Corporation, Duke Energy LNG Sales Inc. and ("DELNG"), Vintage Petroleum and El Paso Merchant Energy. Enron North America ("ENA") manages certain of the supply and sales volumes on behalf of Citrus Trading's sales contracts. ENA is also currently a debtor in a Chapter 11 proceeding in bankruptcy. Citrus Trading has historically been involved primarily in sales and purchase contracts of physical natural gas tied to natural gas basis indices such as Henry Hub. As of September 30, 2002, the net book value of Citrus Trading's forward contract book was $65 million.

     Citrus' board of directors has determined that Citrus Trading will not enter into any new purchase or sales contracts, except those spot sales necessary to cover its excess natural gas supply primarily resulting from a long-term purchase agreement with DELNG. In November 1988, Citrus Trading entered into an agreement with DELNG under which Citrus Trading is obligated to purchase approximately 80 MMcf/d of natural gas indexed to fuel-oil spot prices through August 2005. Citrus has been able to cover this long position with spot natural gas sales to its customers. Because the price of natural gas under this contract is indexed to spot fuel oil prices, Citrus Trading is exposed to risks primarily resulting from the price difference between fuel oil and natural gas. Citrus Trading is currently considering ways to sell the DELNG contract or otherwise hedge its gas-to residual-fuel-oil price spread risk on this contract. None of Citrus Trading's contracts are subject to margining by counterparties, and therefore do not result in volatile working capital requirements.

  CESI

     CESI was formed in 1985 and is a non-regulated enterprise. CESI has historically provided engineering design, construction, and operating and maintenance services for a fee, primarily to affiliates and customers of FGT and Citrus Trading. In the future, CESI intends for its business activities to consist primarily of providing operating and maintenance services to its affiliates and third parties.

  CAPITAL STOCK AGREEMENT

     Prior to closing of the Transaction, El Paso and Enron each own 50% of the capital stock of Citrus. Enron, El Paso and Citrus are parties to a Capital Stock Agreement governing the ownership of Citrus capital stock. The term of the Capital Stock Agreement extends for so long as Citrus' capital stock is held by Enron and El Paso, or their respective subsidiaries, successors or assigns. The Capital Stock Agreement contains restrictions on the transfer of Citrus stock. These restrictions include rights of first refusal, which provide that if either Enron or El Paso desires to sell its shares of Citrus stock, such shares must first be offered to the other stockholder, in accordance with the procedure outlined in the agreement, before the shares can be sold to a third party. At the closing of this offering and the Transaction, we will acquire El Paso's 50% interest in Citrus and will become a party to the Capital Stock Agreement.

     Enron and its affiliates provide management and support services to Citrus and its affiliates, including FGT, pursuant to an informal administrative service arrangement. These services include administration, legal, compliance and emergency services. The arrangement was originally governed by the provisions of an operating agreement between an Enron affiliate and Citrus. The term of the operating agreement expired on June 30, 2001 and has not been extended. However, the Enron entities have continued to provide their services under an informal arrangement based on the provisions of the original operating agreement. Under the arrangement, Citrus and its subsidiaries reimburse the Enron entities for costs attributable to the operations of Citrus and its subsidiaries.

     Enron and certain of its subsidiaries and affiliates are debtors in a Chapter 11 proceeding in bankruptcy, and Enron has announced its intention to evaluate the sale of its ownership interest in Citrus.